Exhibit 99.1

The Beachbody Company Expands Board of Directors with Appointment of Kristin Frank

SANTA MONICA, Calif., Nov. 30, 2021 — The Beachbody Company, Inc. (NYSE: BODY) (“Beachbody” or the “Company”), a leading subscription health and wellness company, today announced the appointment of Kristin Frank, Chief Executive Officer of AdPredictive, to the Beachbody Board of Directors, effective November 24, 2021. Frank brings extensive public company and operating experience in data-centric marketing and digital media, with a proven track record of driving growth and innovation. Following the appointment of Frank, Beachbody’s Board of Directors will be comprised of seven directors, four of whom are independent.

“Kristin is an exceptional leader who brings more than 20 years of data-driven marketing and digital media expertise to Beachbody’s Board of Directors. Her deep expertise and unique perspective will be a valuable asset as we continue to strengthen our brand recognition and further scale our business,” said Carl Daikeler, Beachbody’s Co-Founder, Chairman, and Chief Executive Officer. “We are committed to ensuring good corporate governance, with a Board that includes strong independent directors as well as diverse and complementary sets of experiences, perspectives and backgrounds.”

Frank currently serves as Chief Executive Officer of AdPredictive, a customer intelligence platform that connects data and machine learning to business outcomes to help marketers deliver efficient and effective results and sustainable growth for companies. She also currently sits on the Boards of Brightcove, Inc., a leading global provider of cloud services for video, and Gaia, Inc., a global video streaming service and community. Before joining AdPredictive, Frank spent more than 20 years at Viacom in various capacities as a member of its executive and regional teams, serving most recently as the COO of the $1B+ division overseeing revenue, strategy, and operations for MTV. In this role, she also led brand turnaround and reinvention, digital innovation and new market growth. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, in which she developed scaled digital, product, and content businesses for MTV, Comedy Central, VH1, CMT, LOGO, and MTV2. Additionally, she served as the Regional Vice President of Content Distribution and Marketing, the COO of LOGO, and the General Manager of MTV and VH1 Digital Media at Viacom.

“I am excited to join Beachbody’s Board of Directors and be part of its next chapter of growth,” said Frank. “As a leader in at-home fitness for more than 20 years, Beachbody has a differentiated, mass market position unlike anything else in the marketplace. I see tremendous opportunity to unlock the full potential of the Company, building on its industry-leading content, a large and loyal customer base and a proven track record of innovation.”

About The Beachbody Company, Inc.

Headquartered in Southern California, Beachbody is a worldwide leading digital fitness and nutrition subscription company with over two decades of creating innovative content and powerful brands. The Beachbody Company is the parent company of the Beachbody On Demand streaming platform (BOD), the Openfit Live digital streaming platform and MYXfitness, the Company’s connected indoor bike. For more information, please visit TheBeachbodyCompany.com.

Source: The Beachbody Company, Inc.

Media

Madeleine O’Hagan

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Investor Relations

Edward Plank

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